UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 1, 2007

Penton Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-14337	36-2875386

(Commission File Number)	(IRS Employer Identification No.)

The Penton Media Building 1300 East Ninth Street, Cleveland, Ohio	44114-1503

(Address of Principal Executive Offices)	(Zip Code)
216-696-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
On February 1, 2007, the acquisition of Penton Media, Inc. (“Penton” or the “Company”) by Prism Business Media Holdings, Inc. (“Prism”) pursuant to the terms of an Agreement and Plan of Merger, dated November 1, 2006, by and among Penton, Prism and Prism Acquisition Co. (“Merger Sub”), a wholly-owned subsidiary of Prism (“Merger Agreement”) was completed. Pursuant to the Merger Agreement, Prism acquired Penton through a merger between Penton and Merger Sub (the “Merger”) and Penton ceased to be a publicly-traded company.
Item 3.03 Material Modification in Rights of Security Holders.
Pursuant to the Merger Agreement, each outstanding share of the Company’s Common Stock was cancelled and automatically converted into the right to receive $0.8058 in cash, without interest. Also pursuant to the Merger Agreement, all outstanding shares of the Company’s Series C Convertible Preferred Stock and Series M Preferred Stock were cancelled and automatically converted into rights to receive cash in the aggregate amounts of $153.7 million and $12.5 million, respectively, without interest.
Item 5.01 Changes in Control of Registrant.
On February 1, 2007, pursuant to the terms of the Merger Agreement, Prism consummated the acquisition of the Company through the Merger of Merger Sub with and into the Company. The Company was the surviving corporation in the Merger. As a result of the Merger, all outstanding shares of stock of the Company were cancelled and automatically converted into rights to receive cash, as described in Item 3.03, and the Company is 100% owned by Prism. Prism is controlled by funds affiliated with Wasserstein & Co. LP, MidOcean Partners III, L.P., Highfields Capital Management LP and Lexington Partners.
The aggregate merger consideration paid for all shares of stock and options of the Company was $194.2 million. The aggregate merger consideration, amounts paid to refinance certain indebtedness and related fees and expenses were funded by the new credit facilities provided by UBS Loan Finance LLC, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as well as by equity financing from funds affiliated with Wasserstein Partners LP.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
In connection with the Merger, each of Peni A. Garber, Vincent D. Kelly, Adrian Kingshott, Harlan A. Levy, David B. Nussbaum, David R. Powers, Perry A. Sook and Royce Yudkoff voluntarily resigned from the board of directors of the Company on February 1, 2007. Also in connection with the Merger, David B. Nussbaum resigned as Chief Executive Officer of the Company.

Item 8.01 Other Events
Also in connection with the Merger, the Company has accepted for purchase (i) $122,454,000 aggregate principal amount of its 11-7/8% Senior Secured Notes due 2007 (the “2007 Notes”) and (ii) $155,050,000 aggregate principal amount of its 10-3/8% Senior Subordinated Notes due 2011 (the “2011 Notes” and, together with the 2007 Notes, the “Notes”) pursuant to its previously announced tender offers, which expired at 9:30 a.m., New York City time, on February 1, 2007. On January 9, 2007, (i) Penton and the trustee under the indenture governing the 2007 Notes executed a supplemental indenture effecting certain amendments to the indenture governing the 2007 Notes and (ii) Penton and the trustee under the indenture governing the 2011 Notes executed a supplemental indenture effecting certain amendments to the indenture governing the 2011 Notes. The amendments, which eliminate or modify most of the restrictive covenants and certain events of default contained in the indentures, became operative upon acceptance of the Notes for purchase.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENTON MEDIA, INC.
February 1, 2007	By:	/s/ Preston Vice
	Name:	Preston Vice
	Title:	Chief Financial Officer